Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Amendment”) is made as of February 15, 2006 by and between ADE CORPORATION (the “Company”) and BRIAN JAMES (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment and Non-Competition Agreement dated as of May 1, 2002 as amended (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement in light of Section 409A of the Internal Revenue Code of 1986, as amended, the proposed regulations thereunder and other guidance now existing.

Accordingly, the Company and the Executive hereby agree as follows:

1. Paragraph 20 of the Agreement is hereby amended to add the following paragraph at the end thereof, effective as of September 30, 2005:

“If at any time, the Company or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation. Notwithstanding any other provision of this Agreement, if the Executive is a Specified Employee on the date of termination of his employment within the meaning of Prop. Reg. § 1.409A-1(h)(ii) or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to the Executive under any provision of this Agreement (including, without limitation, Sections 20 and 21 hereof) during the period ending six months from the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code. If any payment to the Executive is delayed pursuant to the provisions of this Paragraph, such payment instead shall be made on the first business day following the expiration of the six-month period referred to herein, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%).”

2. The Agreement is hereby amended to add the following Paragraph 25 at the end thereof:

“25. 409A COMPLIANCE.

It is the intention of the parties that no payment or entitlement under this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code and regulations thereunder. The Agreement shall be interpreted and applied to that end, and the parties agree to negotiate in good faith to amend the Agreement as may be necessary from time to time to that end.”

The Agreement as modified by this Amendment is hereby ratified and confirmed and shall continue in full force and effect.

WITNESS, the execution of this Amendment as of the date first above written.

EXECUTIVE:

/s/ Brian James
Brian James

ADE CORPORATION:

By:	/s/ Chris L. Koliopoulos
Dr. Chris L. Koliopoulos, President and Chief Executive Officer

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